Exhibit 99.1

MGM MIRAGE TO SELL GOLDEN NUGGET HOTEL-CASINOS

TO POSTER FINANCIAL GROUP

Las Vegas, Nevada, June 26, 2003  —  MGM MIRAGE (NYSE: MGG) has entered into an agreement to sell Golden Nugget Las Vegas and Golden Nugget Laughlin to Las Vegas-based private investment firm Poster Financial Group, Inc. for approximately $215 million. The transaction is subject to customary closing conditions contained in the purchase agreement, including receipt of all necessary regulatory and governmental approvals. Both parties anticipate the transaction to be completed before the end of the year.  The company expects to report a modest gain upon completion of the transaction.

“The strategic move is designed to further strengthen MGM MIRAGE’s balance sheet and enhance the position of the company as we continue to participate in new growth opportunities,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE.  “The sale of these two properties reflects our company’s continued commitment to maximize shareholder value.

“At the same time, we are pleased that the Poster Group shares our appreciation for the contributions of the Golden Nuggets’ employees in making these properties leaders in their respective markets,” said Lanni.

Golden Nugget Las Vegas opened as a gambling hall in 1946.  It is the largest resort in downtown Las Vegas with 1,907 guest rooms; 38,000 square feet of gaming space including 1,260 slots and 58 gaming tables, and 29,000 square feet of meeting and banquet space. Golden Nugget Las Vegas has received the AAA Four Diamond Award perennially since 1977.

In 1988, Golden Nugget, Inc. purchased a casino-hotel in Laughlin, which had opened in 1968, and renamed it Golden Nugget Laughlin. The property features a tropical theme, including a rainforest jungle, with restaurants, retail shops, a 300-room hotel, nightclub and casino. It is located on the banks of the Colorado River.

Poster Financial Group, Inc. is owned by Timothy Poster and Thomas Breitling, the entrepreneurs who founded the revolutionary travel website Travelscape.com and later sold it to Expedia.

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MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 14 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company has entered an agreement to sell Golden Nugget Las Vegas and Golden Nugget Laughlin pending finalization. The Company is also a 50-percent owner of Borgata, a destination casino resort on Renaissance Pointe in Atlantic City, New Jersey that is scheduled to open July 3, 2003. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.